Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of September 30, 2013, by and between ARE-TECH SQUARE, LLC, a Delaware limited liability company (“Landlord”), and EPIZYME, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Lease Agreement dated as of June 15, 2012 (the “Lease”). Pursuant to the Lease, Tenant leases certain premises containing approximately 32,403 rentable square feet (“Original Premises”), in a building located at 400 Technology Square, Cambridge, Massachusetts. The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to expand the size of the Original Premises by adding approximately 10,663 rentable square feet on the sixth (6th) floor of the Building.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Expansion Premises. In addition to the Original Premises, commencing on the Expansion Premises Commencement Date (as defined in Section 2 below), Landlord leases to Tenant, and Tenant leases from Landlord, that certain portion of sixth (6th) floor of the Building consisting of approximately 10,663 rentable square feet, as shown on Exhibit A attached hereto (the “Expansion Premises”).

2.	Delivery. Landlord shall use reasonable efforts to deliver the Expansion Premises to Tenant on or before the Target Expansion Premises Commencement Date with Landlord’s Work Substantially Completed (“Delivery” or “Deliver”). If Landlord fails to timely Deliver the Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Expansion Premises shall not be void or voidable. As used herein, the terms “Landlord’s Work” and “Substantially Completed” shall have the meanings set forth for such terms in the Expansion Premises Work Letter attached hereto as Exhibit B.

The “Expansion Premises Commencement Date” shall be the date Landlord Delivers the Expansion Premises to Tenant. The “Target Expansion Premises Commencement Date” shall be February 1, 2014. Upon the request of Landlord , Tenant shall execute and deliver a written acknowledgment of the Expansion Premises Commencement Date and the expiration date of the Lease in the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Landlord shall permit Tenant access to the Expansion Premises commencing on the date that is 30 days prior to the Expansion Premises Commencement Date for Tenant’s installation and set up of its tele/data cabling, workstations and FF&E in the Premises (“FF&E Installation”), provided that such FF&E Installation is coordinated with Landlord, and Tenant complies with the Lease, the Expansion Premises Work Letter and all other reasonable restrictions and conditions Landlord may impose. All such access shall be during normal business hours. Any access to the Expansion Premises by Tenant before the Expansion Premises Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent and Operating Expenses with respect to the Expansion Premises.

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For the period of 1 year after the Expansion Premises Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Expansion Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

Except as set forth in the Expansion Premises Work Letter: (i) Tenant shall accept the Expansion Premises in their condition as of the Expansion Premises Commencement Date, subject to all applicable Legal Requirements and Landlord’s obligation to promptly complete all normal “punch list” items in accordance with the Expansion Premises Work Letter; (ii) Landlord shall have no obligation for any defects in the Expansion Premises; and (iii) subject to the terms of the immediately preceding paragraph and Landlord’s obligation to promptly complete all normal “punch list” items in accordance with the Expansion Premises Work Letter, Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken . Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties of which Landlord has the benefit relating to the Tenant Improvements in the Expansion Premises.

Tenant agrees and acknowledges that, other than as expressly set forth in this First Amendment or in the Expansion Premises Work Letter neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises is suitable for the Permitted Use.

3.	Premises. Commencing on the Expansion Premises Commencement Date, the defined terms for “Premises” and “Rentable Area of Premises” on page 1 of the Lease are deleted in their entirety and replaced with the following:

“Premises: That portion of the Project containing approximately 43,066 rentable square feet, consisting of (i) approximately 10,782 rentable square feet on the fourth (4th) floor of the Building, (ii) approximately 21,621 rentable square feet on the fifth (5th) floor of the Building, and (iii) approximately 10,663 rentable square feet located on sixth (6th) floor of the Building (“Expansion Premises”), all as shown on Exhibit A. The portions of the Premises reflected in sections (i) and (ii) above shall be collectively referred to herein as the (“Original Premises”).

“Rentable Area of Premises: 43,066 sq. ft.”

As of the Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Expansion Premises described on Exhibit A attached to this First Amendment.

Landlord shall have the right to re-measure the Expansion Premises within 60 days after the Expansion Premises Commencement Date. If the actual square footage of the Expansion Premises deviates from the amount specified for the Expansion Premises in the definition of “Premises” as set forth above, then, promptly following such measurement, the Lease shall be amended in writing by the parties so as to reflect the actual square footage thereof in the definitions of “Premises” and “Rentable Area of Premises” and the percentage share in the definition of “Tenant’s Share of Operating Expenses” shall be appropriately adjusted. The results of the such re-measurement shall conclusively be deemed to be the rentable square footage of the Expansion Premises and the rentable square footage of the Premises shall not be subject to further re-measurement.

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4.	Project. Commencing on the date of this Lease, the defined term for “Rentable Area of Project” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Rentable Area of Project: 1,181,635 sq. ft.”

5.	Base Rent.

a. Original Premises. Tenant shall continue to pay Base Rent with respect to the Original Premises as set forth in the Lease.

b. Expansion Premises. Beginning on the Expansion Premises Commencement Date, Tenant shall (in addition to Base Rent for the Original Premises) commence paying Base Rent for the Expansion Premises at the rate of $58.00 per rentable square foot of the Expansion Premises per annum and the same shall be automatically increased on each Adjustment Date (as defined in Section 4 of the Lease) by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage (as defined on page 1 of the Lease) and adding the resulting amount to the Base Rent payable with respect to the Expansion Premises immediately before such Adjustment Date.

6.	Tenant’s Share. Commencing on the Expansion Premises Commencement Date, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Tenant’s Share of Operating Expenses: 20.30%”

7.	Building Share. Commencing on the date of this First Amendment, the defined term “Building’s Share of Project” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Building’s Share of Project: 17.95%”

8.	Base Term. Commencing on the Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term: Beginning, (i) with respect to the Original Premises on the Commencement Date, and (ii) with respect to the Expansion Premises on the Expansion Premises Commencement Date, and ending with respect to the entire Premises on November 30, 2017.”

9.	Parking. In addition to the parking spaces made available to Tenant pursuant to Section 10 of the Lease and, except as otherwise provided in this paragraph, subject to the terms of Section 10 of the Lease, Landlord shall make available to Tenant up to 15 parking spaces in connection Tenant’s leasing of the Expansion Premises (“Expansion Premises Parking Spaces”) in the Technology Square Garage on a non-exclusive basis at market rates in those areas designated for non-reserved parking, subject in each case to Landlord’s rules and regulations; provided, however, that Tenant shall be required to lease and pay for 10 Expansion Premises Parking Spaces. Tenant shall pay to Landlord or as directed by Landlord, monthly as Additional Rent, the market rate for each Expansion Premises Parking Space, as reasonably determined by Landlord from time to time, which as of the date of this First Amendment shall be $225.00 per space per month. Tenant shall notify Landlord prior to the Expansion Premises Commencement Date as to

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how many Expansion Premises Parking Spaces (which amount shall not be lower than 10 Expansion Premises Parking Spaces or exceed 15 Expansion Premises Parking Spaces) that Tenant will initially lease hereunder and Tenant shall give Landlord 30 days’ notice if it wishes to lease additional Expansion Premises Parking Spaces during the Term, not to exceed 15 Expansion Premises Parking Spaces in the aggregate.

10.	Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction , other than Richards Barry Joyce and Partners and Cushman & Wakefield of Massachusetts. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment.

11.	Miscellaneous.

a. This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This First Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

c. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

d. Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page.]

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

EPIZYME, INC.,
a Delaware corporation

By:	[Illegible]
Its:	[Illegible]
President & CFO

LANDLORD:

ARE-TECH SQUARE, LLC,
a Delaware limited liability company

By:	ARE-MA REGION NO. 31, LLC,
a Delaware limited liability company, its Member

By: ALEXANDRIA REAL ESTATE EQUITIES,
L.P., a Delaware limited partnership,
its Member

By: ARE-QRS CORP.,
a Maryland corporation,
its General Partne

By: /s/ Eric S. Johnson
Its: Eric S. Johnson
Vice President
Real Estate Legal Affairs

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Exhibit A

Expansion Premises

Exhibit A
400 Technology Square 6th Floor
Expansion Premises

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Exhibit B

Expansion Premises Work Letter

THIS EXPANSION PREMISES WORK LETTER dated September 30, 2013 (this “Expansion Premises Work Letter”) is made and entered into by and between ARE-TECH SQUARE, LLC, a Delaware limited liability company (“Landlord”), and EPIZYME, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease dated June 15, 2012, as amended by that certain First Amendment to Lease dated as of September 30, 2013 (“First Amendment”) (as amended, the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Jason Rhodes (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Expansion Premises Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Expansion Premises Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord. Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work (as hereinafter defined).

(b) Landlord’s Authorized Representative. Landlord designates Tim White and Ted O’Leary (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Expansion Premises Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Expansion Premises Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant. Landlord’s Representative shall be the sole persons authorized to direct Landlord’s contractors in the performance of Landlord’s Work.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that: (i) The Richmond Group shall be the general contractor for the Tenant Improvements, (ii) any subcontractors for the Tenant Improvements shall be selected by Landlord, subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (iii) R.E. Dineen shall be the architect (the “TI Architect”) for the Tenant Improvements.

2. Tenant Improvements.

(a) Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Expansion Premises of a fixed and permanent nature as shown on the Tl Construction Drawings, as defined in Section 2(c) below. Other than Landlord’s Work (as defined in Section 3(a) below, Landlord shall not have any obligation whatsoever with respect to the finishing of the Expansion Premises for Tenant’s use and occupancy.

(b) Tenant’s Space Plans. Landlord and Tenant acknowledge and agree that the plan prepared by the TI Architect attached to the Lease as Schedule 1 to this Expansion Premises Work Letter (the “Space Plan”) has been approved by both Landlord and Tenant. Landlord and Tenant further acknowledge and agree that any changes to the Space Plan constitute a Change Request the cost of which changes shall be paid for by Tenant. Tenant shall be solely responsible for all costs incurred by Landlord to alter the Building (or Landlord’s plans for the Building) as a result of Tenant’s requested changes.

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(c) Working Drawings. Landlord shall cause the TI Architect to prepare and deliver to Tenant for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plan. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Tenant shall deliver its written comments on the TI Construction Drawings to Landlord not later than 10 business days after Tenant’s receipt of the same; provided, however, that Tenant may not disapprove any matter that is consistent with the Space Plan without submitting a Change Request. Landlord and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Tenant how Landlord proposes to respond to such comments, but Tenant’s review rights pursuant to the foregoing sentence shall not delay the design or construction schedule for the Tenant Improvements. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the Space Plan, Tenant shall approve the TI Construction Drawings submitted by Landlord, unless Tenant submits a Change Request. Once approved by Tenant, subject to the provisions of Section 4 below, Landlord shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(b) below).

(d) Approval and Completion. It is hereby acknowledged by Landlord and Tenant that the TI Construction Drawings must be completed and approved not later than October 30, 2013, in order for the Landlord’s Work to be Substantially Complete by the Target Expansion Premises Commencement Date (as defined in the First Amendment. Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable by Tenant, and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems. Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3. Performance of Landlord’s Work.

(a) Definition of Landlord’s Work. As used herein, “Landlord’s Work” shall mean the work of constructing the Tenant Improvements in the Expansion Premises.

(b) Commencement and Permitting. Landlord shall commence construction of the Tenant Improvements upon obtaining a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Tenant. Landlord shall use commercially reasonable efforts to obtain the TI Permit as soon as reasonably possible following the approval of the TI Construction Drawings. The cost of obtaining the TI Permit shall be payable by Landlord. Tenant shall assist Landlord in obtaining the TI Permit. If any Governmental Authority having jurisdiction over the construction of Landlord’s Work or any portion thereof shall impose terms or conditions upon the construction thereof that: (i) are inconsistent with Landlord’s obligations hereunder, (ii) increase the cost of constructing Landlord’s Work, or (iii) will materially delay the construction of Landlord’s Work, Landlord and Tenant shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions.

(c) Completion of Landlord’s Work. Landlord shall use commercially reasonable efforts to substantially complete or cause to be substantially completed Landlord’s Work in a good and workmanlike manner on or before the Target Expansion Premises Commencement Date, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature that do not interfere with the use of the Expansion Premises and shall obtain a certificate of occupancy, temporary certificate of occupancy or permit card, as applicable, issued by the applicable Governmental

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Authority permitting occupancy of the Expansion Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of Landlord’s Work, Landlord shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AlA”) document G704. For purposes of this Expansion Premises Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comply with any request by Tenant for modifications to Landlord’s Work; (iii) to comport with good design, engineering, and construction practices that are not material; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Landlord’s Work.

(d) Selection of Materials. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Landlord and Tenant, the option will be selected at Landlord’s sole and absolute subjective discretion. As to all building materials and equipment that Landlord is obligated to supply under this Expansion Premises Work Letter, Landlord shall select the manufacturer thereof in its sole and absolute subjective discretion.

(e) Delivery of the Expansion Premises. When Landlord’s Work is Substantially Complete, subject to the remaining terms and provisions of this Section 3(e), Tenant shall accept the Expansion Premises. Tenant’s taking possession and acceptance of the Expansion Premises shall not constitute a waiver of: (i) any warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by manufacturers), (ii) any non-compliance of Landlord’s Work with applicable Legal Requirements, or (iii) any claim that Landlord’s Work was not completed substantially in accordance with the TI Construction Drawings (subject to Minor Variations, normal “punch list” items and such other changes as are permitted hereunder) (collectively, a “Construction Defect”). Tenant shall have one year after Substantial Completion within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days thereafter. Notwithstanding the foregoing, Landlord shall not be in default under the Lease if the applicable contractor, despite Landlord’s commercially reasonable efforts, fails to remedy such Construction Defect within such 30-day period, in which case Landlord shall continue to use reasonable efforts to repair such Construction Defect and Landlord shall cooperate, at no cost to Landlord, with Tenant should Tenant elect to pursue a claim against such contractor, provided that Tenant shall defend with counsel reasonably acceptable to Landlord, indemnify and hold Landlord harmless from and against any claims arising out of or in connection with any such claim.

Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Expansion Premises. If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such equipment, but the cost of any such extended warranties shall be borne solely by Tenant. Landlord shall promptly undertake and complete, or cause to be completed, all punch list items.

(f) Commencement Date Delay. Except as otherwise provided in the Lease, Delivery of the Expansion Premises shall occur when Landlord’s Work has been Substantially Completed, except to the extent that completion of Landlord’s Work shall have been actually delayed by any one or more of the following causes (“Tenant Delay”):

(i) Tenant’s Representative was not available within 2 business days to give or receive any Communication or to take any other action required to be taken by Tenant hereunder;

(ii) Tenant’s request for Change Requests (as defined in Section 4(a) below) whether or not any such Change Requests are actually performed;

(iii) Construction of any Change Requests;

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(iv) Tenant’s request for materials, finishes or installations requiring unusually long lead times;

(v) Tenant’s delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein;

(vi) Tenant’s delay in providing information critical to the normal progression of Landlord’s Work. Tenant shall provide such information as soon as reasonably possible, but in no event longer than one week after receipt of any request for such information from Landlord;

(vii) Tenant’s delay in making payments to Landlord for Excess TI Costs (as defined in Section 5(b) below); or

(viii) Any other act or omission by Tenant or any Tenant Party (as defined in the Lease), or persons employed by any of such persons.

If Delivery is actually delayed for any of the foregoing reasons, then Landlord shall cause the TI Architect to certify the date on which the Tenant Improvements would have been Substantially Completed but for such Tenant Delay and such certified date shall be the date of Delivery.

4. Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the Space Plan shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord and the Tl Architect, such approval not to be unreasonably withheld, conditioned or delayed.

(a) Tenant’s Request For Changes. If Tenant shall request changes to the Tenant Improvements (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AlA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall, before proceeding with any Change, use commercially reasonable efforts to respond to Tenant as soon as is reasonably possible with an estimate of: (i) the time it will take, and (ii) the architectural and engineering fees and costs that will be incurred, to analyze such Change Request (which costs shall be paid by Tenant to the extent actually incurred, whether or not such change is implemented). Landlord shall thereafter submit to Tenant in writing, within 5 business days of receipt of the Change Request (or such longer period of time as is reasonably required depending on the extent of the Change Request), an analysis of the additional cost or savings involved, including, without limitation, architectural and engineering costs and the period of time, if any, that the Change will extend the date on which Landlord’s Work will be Substantially Complete. Any such delay in the completion of Landlord’s Work caused by a Change, including any suspension of Landlord’s Work while any such Change is being evaluated and/or designed, shall be Tenant Delay.

(b) Implementation of Changes. If Tenant: (i) approves in writing the cost or savings and the estimated extension in the time for completion of Landlord’s Work, if any, and (ii) deposits with Landlord any Excess TI Costs required in connection with such Change, Landlord shall cause the approved Change to be instituted. Notwithstanding any approval or disapproval by Tenant of any estimate of the delay caused by such proposed Change, the TI Architect’s determination of the amount of Tenant Delay in connection with such Change shall be final and binding on Landlord and Tenant.

5. Costs.

(a) TI Costs. Landlord shall be responsible for the payment of all design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of preparing the TI Construction Drawings and the Space Plan and Landlord’s out-of-pocket expenses (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, in

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no event shall Landlord be required to pay for any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.

(b) Excess Tl Costs. Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that Landlord shall have no responsibility for any costs arising from or related to Tenant’s changes to the Space Plan or Tl Construction Drawings, Tenant Delays, the cost of Changes and Change Requests (collectively, “Excess TI Costs”). Tenant shall deposit with Landlord, if and when necessary, as a condition precedent to Landlord’s obligation to complete the Tenant Improvements, 100% of the Excess TI Costs. If Tenant fails to deposit any Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge). For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease.

6. Tenant Access.

(a) Tenant’s Access Rights. Landlord hereby agrees to permit Tenant access, at Tenant’s sole risk and expense, to the Expansion Premises (i) 30 days prior to the Commencement Date to perform any work (“Tenant’s Work”) required by Tenant other than Landlord’s Work, provided that such Tenant’s Work is coordinated with the TI Architect and the general contractor, and complies with the Lease and all other reasonable restrictions and conditions Landlord may impose, and (ii) prior to the completion of Landlord’s Work, to inspect and observe work in process; all such access shall be during normal business hours or at such other times as are reasonably designated by Landlord. Any entry by Tenant shall comply with all established safety practices of Landlord’s contractor and Landlord until completion of Landlord’s Work and acceptance thereof by Tenant.

(b) No Interference. Neither Tenant nor any Tenant Party (as defined in the Lease) shall interfere with the performance of Landlord’s Work, nor with any inspections or issuance of final approvals by applicable Governmental Authorities, and upon any such interference, Landlord shall have the right to exclude Tenant and any Tenant Party from the Expansion Premises until Substantial Completion of Landlord’s Work.

(c) No Acceptance of Expansion Premises. The fact that Tenant may, with Landlord’s consent, enter into the Expansion Premises prior to the date Landlord’s Work is Substantially Complete for the purpose of performing Tenant’s Work shall not be deemed an acceptance by Tenant of possession of the Expansion Premises, but in such event Tenant shall defend with counsel reasonably acceptable by Landlord, indemnify and hold Landlord harmless from and against any loss of or damage to Tenant’s property, completed work, fixtures, equipment, materials or merchandise, and from liability for death of, or injury to, any person, caused by the act or omission of Tenant or any Tenant Party.

7. Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Expansion Premises Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.

(b) Modification. No modification, waiver or amendment of this Expansion Premises Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.